EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MAIN STREET AND MAIN INCORPORATED

Main Street and Main Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable a proposed amendment to the Restated Certificate of Incorporation of the Corporation, amending Article FIRST thereof in its entirety to read as follows:

“FIRST:  The name of the Corporation is Main Street Restaurant Group, Inc.”

SECOND:  That the aforesaid amendment was approved by a majority of stockholders of the Corporation at a meeting of the stockholders held on June 8, 2004.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Main Street and Main Incorporated has caused this Certificate of Amendment to be signed by William G. Schrader, its President and Chief Executive Officer, as of the 8th day of June, 2004.

MAIN STREET AND MAIN INCORPORATED

By:	/s/ William G. Shrader
William G. Shrader
President and Chief Executive Officer